                                                                Exhibit 99(p)(2)

                            HOLLAND & COMPANY L.L.C.

                                 CODE OF ETHICS

I.   GENERAL PRINCIPLES

     Holland & Company L.L.C. ("Holland & Company") values honesty, integrity, and professionalism. To that end, Holland & Company has adopted this Code of Ethics as required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). All Supervised Persons of Holland & Company owe a fiduciary duty to all Holland & Company clients, including the investment companies for which Holland & Company serves as investment adviser.(1) Supervised Persons have a duty to comply with all applicable Federal Securities Laws and have a duty to place the interest of Holland & Company's clients first at all times. The fundamental standard to be followed by each Supervised Persons is not to take inappropriate advantage of their positions and knowledge at Holland & Company.

     To achieve its general fiduciary obligation, Holland & Company requires all personal securities transactions by Supervised Persons to be conducted in such a manner as to avoid any actual or potential conflict of interest between the Supervised Person's interest and the interests of each client, or any abuse of any Supervised Person's position of trust and responsibility. All personal securities transactions by Supervised Persons shall be conducted in a manner consistent with this Code of Ethics. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a client's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of a client.

     In addition to the foregoing, this Code of Ethics is intended to prevent Supervised Persons from engaging in any act, practice or course of business prohibited by Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 prohibits directors, officers and advisory personnel of an investment adviser, in connection with the purchase or sale by any such person of a security held or to be acquired by an investment company, from engaging in manipulative practices or employing any scheme to defraud the investment company, from making any untrue statements to the investment company and from failing to disclose to the investment company material information.

     While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Supervised Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein. For example, the restrictions contained herein on the purchase or sale of a security would include the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security.

     In furtherance of the above principles, this Code of Ethics contains certain restrictions on personal securities transactions by Supervised Persons of Holland & Company, certain restrictions on other activities of Supervised Persons when an actual or potential conflict of

----------
(1) The term "Fund" is used herein to mean each registered investment company, as listed on Appendix 3 hereto, for which Holland & Company serves as investment adviser or sub-investment adviser.

interest between a Supervised Person and a client may exist, and certain reporting requirements to enable Holland & Company to ensure compliance with this Code of Ethics. Any questions regarding the application or scope of the restrictions and reporting requirements contained herein should be directed to Holland & Company's legal counsel or the Chief Compliance Officer of Holland & Company.

     The restrictions contained in this Code of Ethics apply to all securities in which a Supervised Person has any direct or indirect "beneficial ownership"(2) and may encompass transactions in securities that are not effected in "Supervised Person Accounts" such as interests in limited partnerships or transactions effected for the account of another individual or entity if the Supervised Person may share in the profit from the transaction.

     All of the restrictions and reporting requirements contained herein apply to each of Holland & Company's Supervised Persons, unless otherwise indicated.

II.  DEFINITIONS

     "Access Persons" means any Supervised Persons who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendation that are nonpublic.

     "Automatic Investment Plan" means a program in which regular periodic purchase (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

     "Chief Compliance Officer" means the Chief Compliance Officer of Holland & Company.

     "Covered Security" means a security as defined in Section 2(a)(36) of the Act, and includes, but is not limited to, notes, stocks, bonds, investment contracts, puts, calls and options, except that it does not include direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end funds with the exception of the Holland Series Fund which is a covered security for the purposes of this Code of Ethics.

     "Federal Securities Laws" means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Act, the Adviser Act, Title V of Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and

----------
(2) For this purpose, "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in the securities, as further described in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, a copy of which is attached as Appendix 2 to this Code of Ethics. "Pecuniary interest" generally is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

     "Portfolio Manager" includes only members, officers or employees of Holland & Company having direct responsibility and authority to make investment decisions on behalf of a client.

     "Supervised Persons" means any partner, officer, director (or other person occupying similar status or performing similar functions), or employee of an investment adviser, or person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

     "Supervised Person Accounts" include (i) any account in which the Supervised Person has an interest or the power to, directly or indirectly, make investment decisions, (ii) any account of the Supervised Person's spouse, (iii) any account of a child or the spouse of a child if they live in the same household or are financially dependent, (iv) any account of any other person related by blood or marriage over whose account the Supervised Person has control and (v) any account of any other person to whose financial support the Supervised Person contributes materially or over whose account the Supervised Person has control.

III. PROHIBITIONS; EXEMPTIONS

(A)  Prohibited Purchases and Sales

     1.   Supervised Person

          a. No Supervised Person may purchase or sell, directly or indirectly, any "Covered Security" in which that Supervised Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Supervised Person at the time of such purchase or sale:

                    (i) is being actively considered for purchase or sale for any client account; or

                    (ii) is in the process of being purchased or sold by any client account.

          b. No Supervised Person may, directly or indirectly, acquire or dispose of a beneficial interest in any Covered Security which is the subject of an investment decision or recommendation for a client account for a period of seven (7) days after (i) orders implementing such decision or recommendation are communicated to banks or brokers on behalf of all discretionary accounts in question or (ii) an investment recommendation is communicated to all of Holland & Company's non-discretionary advisory accounts to which the recommendation was intended to be disseminated.

          c. Supervised Persons may not purchase and sell, or sell and purchase, the same Covered Security within a sixty (60) calendar day period.

          d. Supervised Persons may not purchase, directly or indirectly, any security in an initial public offering. In addition, Supervised Persons may not acquire, directly or indirectly, beneficial ownership in any offering exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or Rules 504, 505 or 506 thereunder ("Limited Offerings").

     2.   Portfolio Managers

     In addition to the above prohibitions, the following purchases and sales are also prohibited for all Portfolio Managers:

     A Portfolio Manager cannot purchase or sell, directly or indirectly, any Covered Security in which he or she has or acquires any direct or indirect beneficial ownership within seven (7) days before a client account for which he or she acts as a Portfolio Manager trades in that Covered Security.

(B)  Exemptions From Certain Prohibitions.

     1. The prohibited purchase and sale transactions described in paragraph III(A) above do not apply to the following personal securities transactions:

          a. purchases or sales effected in any account over which the Supervised Person has no direct or indirect influence or control;

          b. purchases or sales which are non-volitional on the part of either the Supervised Person or the relevant client account;

          c. purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option); and

          d. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired.

     2. The prohibited purchase and sale transactions described in paragraphs III.(A)1.a. and III.(A)1.b. above do not apply to any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

(C)  Prohibited Recommendations

          All Supervised Persons are subject to the following restrictions on making recommendations to each client account:

     1. No Supervised Person may recommend the purchase or sale of any Covered Security to or for any client account without first having disclosed his or her interest, if any, in such security or the issuer thereof, to the Chief Compliance Officer, including without limitation:

          a. any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

          b. any contemplated purchase or sale by such person of such Covered Security;

          c.   any position with such issuer or its affiliates; or

          d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

IV.  PROHIBITIONS ON GIFTS AND SERVICES

(A) Supervised Persons may not accept gifts or other things of more than $100 in value from any person or entity that is known by such Supervised Person to be doing business with or on behalf of any client account or Holland & Company, without the approval of the Chief Compliance Officer.

(B) Supervised Persons shall not serve on the boards of directors of publicly held companies (other than Funds), absent prior approval from the Board of Directors of each relevant Fund. Such approval should be based on a determination that board service would be consistent with the best interests of the shareholders of each such Fund.

V.   HOLDING REPORTS

(A)  Initial Reporting

          All Access Persons must report all personal securities holdings upon commencement of employment with Holland & Company or within ten (10) days of becoming an Access Person and such report is to be provided to the Chief Compliance Officer. The following information must be included in the report: (i) the title, exchange ticker symbol or CUSIP number (as applicable), type of security, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when such person became an Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date such person became an Access Person; and (iii) the date that the report is submitted by the Access Person. The information in this report must be current as of a date no more than 45 days prior to the date the person became an Access Person.

(B)  Annual Reporting

          All Access Persons must report all personal securities holdings of Covered Securities to the Chief Compliance Officer within thirty (30) days after the end of each calendar year, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics, including the names of the firms and the account numbers. The following information must be included in the report: (i) the title, exchange ticker symbol or CUSIP number (as applicable), type of security, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when such person became an Access Person; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date such person became an Access Person; and (iii) the date that the report is submitted by the Access Person. The information in this report must be current as of a date no more than 45 days prior to the date the report was submitted.

(C)  Quarterly Transaction Reports

     1. Subject to the provisions of paragraph V.(C)4. below, every Access Person shall either report to the Chief Compliance Officer the information described in paragraph V.(C)2. below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security or, in the alternative, make the representation in paragraph V.(C)3. below.

     2. Every quarterly report pursuant to this paragraph V(C) shall be submitted to the Chief Compliance Officer not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

          a. the date of the transaction, the title, exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c.   the price at which the transaction was effected;

          d. the name of the broker, dealer or bank with or through whom the transaction was effected;

          e.   the date that the report is submitted by the Access Person; and

          f. a description of any factors the Access Person reasonably believes is potentially relevant to a conflict of interest analysis, including the existence, to the Access Person's knowledge, of any substantial economic relationship between the transaction and securities held or to be acquired by any client account.

     3. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than thirty (30) days after the end of that calendar quarter, provide a written representation to that effect to the Chief Compliance Officer.

     4. An Access Person is not required to make a report with respect to any transaction:

          a. effected for any account over which the Access Person does not have any direct or indirect influence; provided, however, that if the Access Person is relying upon the provisions of this paragraph V.(C)4. to avoid making such a report, the Access Person shall, not later than thirty (30) days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

          b.   effected pursuant to an Automatic Investment Plan.

          c. effected through securities accounts, provided that copies of the relevant confirmations and statements are furnished to the Chief Compliance Officer as required by paragraph V.(D) below no later than thirty (3) days after the end of the quarter.

     5. Not later than thirty (30) days after the end of each calendar quarter, an Access Person must report the following information to the Chief Compliance Officer for accounts opened during the quarter containing Covered Securities held for the direct or indirect benefit of the Access Person:

          a. the name of the broker, dealer or bank with whom the access person established the account;

          b.   the date the account was established; and

          c.   the date the report is submitted by the Access Person.

(D)  Brokerage Confirmations and Statements.

          All Access Persons must direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of any purchase or sale of a security and copies of all periodic statements for all securities accounts.

(E)  Notification of Reporting Obligation and Review of Reports.

          Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligation. All reports under this Code of Ethics shall be promptly submitted upon completion to the Chief Compliance Officer for his or her review.

(F)  Miscellaneous.

          Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.  REPORTING VIOLATIONS

          All Supervised Persons must report any violation of this Code of Ethics to the Chief Compliance Officer promptly. Violations shall include, among other things, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of Holland & Company's business; or material misstatements in any reports or filings of Holland & Company.

VII. CERTIFICATIONS

(A) All Supervised Persons are required to certify annually that they have received a copy of this Code of Ethics, read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Supervised Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph VII(A) is attached to this Code of Ethics as Appendix 1.

(B) Holland & Company must provide all Supervised Persons with any amendments to this Code of Ethics. All Supervised Persons are required to certify that they have received, read and understand any amendment to this Code of Ethics.

(C) Holland & Company shall prepare or have prepared an annual report to the Board of Directors of the Funds for which it serves as investment adviser to be presented at the first meeting of the Board after the end of each calendar year and which shall:

     1. summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in such procedures during the last year;

     2. describe any issues arising under the Code of Ethics since the last report to the Board including, but not limited to, identifying any violations requiring significant remedial action and any sanctions imposed during the last year;

     3. identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

     4. contain such other information, observations and recommendations as deemed relevant by Holland & Company; and

     5. certify that Holland & Company has adopted this Code of Ethics with procedures reasonably necessary to prevent Access Persons from violating this Code.

VIII. CONFIDENTIALITY.

     No Supervised Person shall reveal to any other person (except in the normal course of his or her duties on behalf of Holland & Company) any information regarding securities transactions by any client or consideration by any client or Holland & Company of any such securities transaction.

     All information obtained from any Supervised Person pursuant to this Code of Ethics shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

IX.  SANCTIONS.

     Any trades made in violation of the provisions set forth under paragraphs [III (A)1B, C, D and III(A)2 must be unwound, or, if that is impractical, any profits realized on trades made in violation of these prohibitions must be disgorged to the appropriate client or clients (or, alternatively, to a charitable organization).

     Upon discovering a violation of this Code of Ethics, Holland & Company's management may impose any sanctions it deems appropriate, including a letter of censure or the suspension or termination of the employment of the violator.

X.   ANNUAL REVIEW BY CHIEF COMPLIANCE OFFICER

          The Chief Compliance Officer will review this Code of Ethics at least annually and will make such changes as he or she deems necessary and appropriate to continue to comply with Rule 204A-1 of the Advisers Act and the spirit of the federal securities laws.

Approved as of: February 1, 2005
Revised as of: October 19, 2006

                                   Appendix 1

                            ANNUAL CERTIFICATION FORM

          This is to certify that I have received the Code of Ethics of Holland & Company L.L.C. and that I have read and understand the Code of Ethics of Holland & Company L.L.C. dated February 1, 2005, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

          This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


                                        ----------------------------------------
                                        Name and Title:
                                                        ------------------------
                                        Dated:
                                               ---------------------------------

          Please sign two copies of this Certification Form, return one copy to the Chief Compliance Officer and retain the other copy, together with a copy of the Code of Ethics, for your records.

                                   Appendix 2

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

     i. The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     ii. The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

          A. Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

          B. A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

               1. The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

               2. The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

          C. A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

               1. The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

               2. Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

          D. A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

          E. A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and

          F. A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

     iii. A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

                                   Appendix 3

Holland Series Fund Inc.